Exhibit 99.2
September 17, 2018

Mr. Matt Hill
OpenALPR Technology, Inc.
177 Huntington Avenue #179700
Boston, MA 02115

Re:
Letter of Intent for the purchase of the assets of OpenALPR Technology, Inc.

Dear Mr. Hill:
The purpose of this letter of intent (the “Letter”) is to set forth the proposed terms and basic understanding of the parties regarding the proposed purchase (the “Transaction”) by Novume Solutions, Inc. (the “Buyer”) of all of the right, title and interest of OpenALPR Technology, Inc. (the “Seller”) in and to the assets (as hereinafter described) upon the following general terms and conditions:

1. Assets to be Sold: The Asset Purchase Agreement (as herein defined) shall provide for the purchase by Buyer from Seller, and the sale by Seller to Buyer, of all assets of the Seller (the “Assets”). The Assets shall be delivered free and clear from any and all encumbrances and liabilities.

2. Purchase Price: The purchase price for the Assets shall be $15,000,000 (the “Purchase Price”), and payable in cash by same-day wire at the Closing. Seller has the right, but not the obligation, to receive $5,000,000 of the Purchase Price in shares of common stock of Buyer at a price per share which shall equal $5.00 (the equivalent of 1,000,000 shares). Seller shall notify Buyer 20 days prior to closing if the Seller will elect to take the above-reference common stock as part of the purchase consideration.

3. Closing Date: The Buyer and Seller hereby agree that the transaction contemplated herein shall close not later than February 28, 2019 (the “Closing Date”) which can be extended only by mutual agreement of both parties. The closing of the Transaction (the “Closing”) is conditioned on the Buyer's receipt of cash proceeds from a proposed financing by the Buyer in an amount necessary to finance the Transaction, pay related fees and expenses and provide adequate ongoing working capital, on such terms and conditions satisfactory to Buyer.

4. Broker: Seller and Buyer represent to each other that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction.

5. Employment Agreement: Contemporaneous with the Closing, Matt Hill will enter into an employment agreement within the Buyer which shall provide for a salary of $150,000 per year with a minimum three-year term and contain such other terms consistent with the employment agreements of other executives of the Buyer.

6. Asset Purchase Agreement: By October 17, 2018, the Buyer shall work in good faith to deliver to Seller a draft Asset Purchase Agreement for the Transaction. Buyer and Seller agree to work in good faith to execute the Asset Purchase Agreement by October 31, 2018.

7. Audit: Seller agrees to provide all information and cooperate with Buyer’s audit firm to conduct an audit of Seller. Such audit shall be completed at the earliest date possible consistent with the auditor’s schedule. Buyer shall bear the cost of the audit.

8. Confidentiality: This Letter is confidential to the parties and their representatives and is subject to the confidentiality agreement entered into between Buyer and Seller on August 30, 2018, which continues in full force and effect.

Novume Solutions, Inc. 14420 Albemarle Point Place, Suite 200, Chantilly, VA 20151

OpenALPR Technology, Inc.
September 17, 2018

9. Termination: This Letter shall terminate at the earlier of the Closing of the Transaction or the Closing Date or February 28, 2019, whichever comes first. Buyer and Seller agree to the Buyer’s exclusive right under this Letter to purchase the Assets of the Seller until the earlier of the Closing of the Transaction or the Closing Date or February 28, 2019, whichever comes first.

10. Due Diligence: From, and after, the date of this Letter, Seller will cooperate with Buyer and its advisors to continue the Buyer’s due diligence review and will provide any and all information necessary for the Buyer to execute this transaction.

11. Binding Agreement: This Letter reflects the intention of the Parties and shall be the binding and enforceable obligation of the Parties.

12. General Provisions:

a.
Governing Law: This letter shall be governed by and construed in accordance with internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

b.
Counterparts; Facsimile: This Letter may be executed in counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument and may be executed by facsimile transmission, e-mail or electronically.

c.
Amendment: This Letter, and any term or provision hereof, may not be amended, modified, changed, altered, waived, cancelled, rescinded or terminated, in whole or in part, except by a writing executed by both parties hereto.

By executing this Letter, Buyer and Seller acknowledge their authority to enter into this Letter.

Please indicate your acknowledgment by signing below.

NOVUME SOLUTIONS, INC.

/s/ Robert Berman
By: Robert Berman Chief Executive Officer
Agreed and Accepted:

OPENALPR TECHNOLOGY, INC.

/s/ Matt Hill
By: Matt Hill